Exhibit (a)(5)(v)

Cannae Holdings, Inc. Announces Preliminary Results of Modified Dutch

Auction Tender Offer

Las Vegas, April 2, 2024 - Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) today announced preliminary results of its modified “Dutch auction” tender offer (the “Offer”) to purchase up to $200 million in aggregate purchase price of its outstanding shares of common stock, par value $0.0001 per share (each, a “Share”), at a single per-Share price not greater than $23.75 nor less than $20.75 per share. The Offer expired at 12:00 midnight, New York City time, at the end of the day on April 1, 2024.

Based on the preliminary count by Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), a total of 9,682,505 Shares were properly tendered and not properly withdrawn at or below a purchase price of $22.95 per Share, including 1,500,367 Shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the Offer, and based on the preliminary count by the Depositary, Cannae expects to purchase all 9,682,505 Shares at a price of $22.95 per Share, for an aggregate cost of approximately $222.2 million, excluding fees and expenses relating to the Offer. Included in the 9,682,505 Shares Cannae expects to accept for purchase in the Offer are approximately 967,908 Shares that Cannae has elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding Shares. As Cannae expects to accept for purchase all of the Shares that were validly tendered and not validly withdrawn at or below the price of $22.95 per Share, Cannae expects there will be no proration factor. The total of 9,682,505 Shares that the Company expects to purchase represents approximately 13.4% of Cannae’s shares currently outstanding as of April 1, 2024.

The number of Shares to be purchased are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all Shares tendered through notice of guaranteed delivery will be delivered within the two business day settlement period. The final number of Shares to be purchased will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the Shares accepted for purchase pursuant to the Offer will occur promptly thereafter.

J.P. Morgan Securities LLC acted as dealer manager and D. F. King & Co., Inc. acted as the information agent for the Offer. For additional information regarding the terms of the Offer, please contact: J.P. Morgan Securities LLC at (877) 371-5947 (toll-free). For additional questions or assistance, please contact D. F. King & Co., Inc. at (866) 406-2284 (toll-free) or (212) 257-2468 (banks and brokers).

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are actively engaged in managing and operating a core group of those companies. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses.

Forward-Looking Statements and Risk Factors

This press release, and any related oral statements contain forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: risks associated with our investment in JANA; changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflict between Russia and Ukraine; risks associated with the Investment Company Act of 1940; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and other risks.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Forms 10-Q, Form 10-K and our other filings with the Securities and Exchange Commission.

Contacts

Jamie Lillis

Managing Director, Solebury Strategic Communications

(203) 428-3223

jlillis@soleburystrat.com

Source: Cannae Holdings, Inc.